As filed with the Securities and Exchange Commission on
                                     , 2002
                           Registration No. 000-86503


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549
                      -------------------------------------
                             CYBERSIA CAPITAL CORP.
                                    FORM SB-2
                                AMENDMENT NO. 2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             CYBERSIA CAPITAL CORP.
                 (Name Of Small Business Issuer in its charter)

      Nevada                                                   65-1016898
(State of Jurisdiction)      (Primary Standard Industrial         (I.R.S.
                                 Classification Code          Number Employee
                                                             Identification No.)

                             Cybersia Capital Corp.
                                  10 Anson Road
                           International Plaza #10-12
                                Singapore 079903
                                 011-65-223-4008
          (Address and telephone number of principal executive offices and principal place of business)
                      -------------------------------------

                             Cybersia Capital Corp.
                        c/o Schonfeld & Weinstein, L.L.P.
                           63 Wall Street, Suite 1801
                            New York, New York 10005
                                 (212) 344-1600
            (Name, address and telephone number of agent for service)

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                        Copies of all communications to:

                              Joel Schonfeld, Esq.
                            Andrea I. Weinstein, Esq.
                          Schonfeld & Weinstein, L.L.P.
                           63 Wall Street, Suite 1801
                            New York, New York 10005
                       (212) 344-1600/Fax: (212) 480-0717

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


Title of Each         Amount Being   Proposed Maximum    Proposed     Amount of
Class of               Registered        Offering         Maximum   Registration
Securities                            Price per Share    Aggregate       Fee
                                                         Offering
                                                          Price (1)
--------------------------------------------------------------------------------

Common Stock             200,000     $     0.75        $  150,000     $   37.50

Common Stock held
By Selling
Shareholders             900,000     $     0.75        $  675,000     $  168.75

Total                  1,100,000                       $  825,000     $  206.25


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457.

Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by items of Form SB-2


 Part I     Information Required in Prospectus       Item No.


     1.     Front of Registration Statement          Front of Registration
            and Outside Front Cover of               Statement and outside
            Prospectus                               front cover of Prospectus

     2.     Inside Front and Outside Back            Inside Front Cover Page
            Cover Pages of Prospectus                of Prospectus and
                                                     Outside Front cover
                                                     Page of Prospectus

     3.     Summary Information and Risk             Prospectus Summary;
            Factors                                  High Risks Factors

     4.     Use of Proceeds                          Use of Proceeds

     5.     Determination of Offering Price          Prospectus Summary-
                                                     Determination of
                                                     Offering Price; High
                                                     Risk Factors

     6.     Dilution                                 Dilution

     7.     Selling Security Holders                 Selling Security Holders

     8.     Plan of Distribution                     Plan of Distribution

     9.     Legal Proceedings                        Legal Proceedings

    10.     Directors, executive Officers,           Management
            Promoters and Control Persons

    11.     Security Ownership of Certain            Principal Stockholders
            Beneficial Owners and Management

Part I      Information Required in Prospectus       Caption in Prospectus

     12.    Description of Securities                Description of Securities

     13.    Interest of Named Experts and            Legal Opinions; Experts
                                                     Counsel

     14.    Disclosure of Commission Position        Statement as to
            on Indemnification                       Indemnification for
                                                     Securities Act Liabilities

     15.    Organization Within Last                 Management, Certain
            Five Years                               Transactions

     16.    Description of Business                  Business


     17.    Management's Discussion and              Management's Discussion
            and Analysis or Plan of                  and Analysis
            Operation

     18.    Description of Property                  Property

     19.    Certain Relationships and Related        Not Applicable
            Transactions

     20.    Market for Common Stock and              Prospectus Summary Market
            Related Stockholder Matters              for Registrant's Common
                                                     Stock and Related
                                                     Stockholders Matters;
                                                     Shares Eligible for
                                                     Future Sale.

     21.    Executive Compensation                   Executive Compensation

     22.    Financial Statements                     Financials Statements

     23.    Changes in and Disagreements             Not Applicable
            with Accountants on Accounting
            and Financial Disclosure

                     OFFERING 200,000 SHARES OF COMMON STOCK

                             CYBERSIA CAPITAL CORP.


         Cybersia Capital Corp., a Nevada Corporation ("Cybersia " "we" or "us") is offering up to 200,000 shares of common stock in a self-underwritten offering. This offering will continue for 90 days from the date of the prospectus, unless extended for an additional 90 days. There are no minimum purchase amounts. Investments in this offering shall go directly. Prior to this offering, there has been no public market for our securities, and there can be no assurance that such a market will develop or be sustained.



         This offering also relates to 900,000 shares being offered by selling security holders. Selling security holders will sell at a fixed price of $0.75 per share until our common stock is quoted on the OTC Bulletin Board. Thereafter, the selling security holders will sell their common stock at prevailing market rates or privately negotiated prices.


           WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE____ ALONG WITH THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 Per Share            Total Offering (1)

Initial Public
offering price                    $0.75                   $150,000

Underwriting
discounts                           $ 0                        $ 0

Proceeds                          $0.75                   $150,000

           (1)  These shares are being offered by management of Cybersia.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is ________________.

Cybersia Capital Corp.


Cybersia is a development stage company involved in genealogy and family research with a focus on people of Chinese heritage. It is a holding company for its wholly-owned subsidiary, Chineseroots Pte Ltd., a Singapore corporation. Unless otherwise indicated, reference to Cybersia shall include its wholly-owned subsidiary. Cybersia intends to offer online subscriptions to genealogical databases, genealogical software, and currently offers genealogical publications and online sales of related products and services. Cybersia intends to market its products services to persons with Chinese genealogical roots, academics, historians, and others who may be interested in researching Chinese genealogical roots.

The company is in the process of finalizing product development. Some products are currently available for sale and others will become available by the end of 2002.


           The principal offices of Cybersia are located at 10 Anson Road, International Plaza #10-12, Singapore 079903. Our phone number is
011-65-6223-4008.

The Offering

Securities Offered........................    200,000 shares of common stock.

Shares of common stock
Outstanding before offering...............    14,034,000

Shares of common stock
Outstanding after the offering............    14,234,000


Selling Security Holders' Offering
     -- Three selling security holders are offering for sale 900,000 shares of Cybersia common stock.


                             Summary Financial Data



     The following finnacial information summarizes the more complete historical financial information enclosed in this prospectus. You should read the information below along with all other financial information and analysis in this prospectus. Please do not assume that the results below indicate results we will achieve in the future.





Statements of Operations Data:
                                           Six Months Ended             Twelve Months Ended
                                                June 30,                     December 31,
                                          2002           2001            2001           2000

Sales revenue                        $        624    $       --      $       --      $        176
Gross profit                                  406            --              --               176
Loss from operations                     (239,446)       (836,207)     (1,014,392)     (2,109,281)
Net loss                                 (239,446)       (836,207)       (530,649)     (2,063,390)
Basic and diluted loss per share     $      (0.02)   $      (0.05)   $      (0.04)   $      (0.15)
Basic and diluted weighted average
common shares                          14,034,000      14,034,000      14,034,000      14,034,000

     Balance Sheet Data:                    June 30, 2002
                                         Actual    After Offering (1)

     Cash and cash equivalents       $     11,141    $    161,141
     Working capital (deficit)            (38,280)        117,720
     Property and equipment, net               --            --
     Total assets                          29,416         179,446
     Current liabilities                   67,746          67,746
     Stockholders' equity (deficit)  $   (125,476)   $     24,524


     (1) Adjusted to reflect net proceeds of $150,000 from our assumed sale in this offering of 200,000 shares at an assumed offering price of $0.75 per share.



Risk Factors

           The securities offered hereby are highly speculative and involve a high degree of risk. Carefully review and consider the factors set forth under "Risk Factors" as well as all other information contained herein.

Use of Proceeds

           The net proceeds from this offering, estimated to be approximately $150,000 will be applied towards product development, marketing and working capital.

TABLE OF CONTENTS
                                                                      PAGE

Prospectus Summary ..............................................

Summary Financial Information ...................................

Selected Financial Data .........................................

Risks Factors ...................................................      2

Use of Proceeds .................................................      3

Capitalization ..................................................

Dilution ........................................................      4

Management's Discussion and
Analysis of Financial Condition .................................      5

Business ........................................................      7

Management ......................................................     14

Principal Shareholders ..........................................     16

Description of Securities .......................................     18

Shares Eligible for Future Sale .................................     18

Selling Security Holders ........................................

Legal Matters ...................................................     19

Experts .........................................................     19

Index to Financial Statements ...................................     F-1

                                  RISK FACTORS


1. We have limited operating history and may be unable to successfully generate revenues and manage our company.

     Cybersia has generated limited revenues since its incorporation, having devoted its efforts to various organizational activities including the merger and development of its genealogical database, and we may not be able to generate increased revenues in the future.

     Cybersia was incorporated on October 25, 1997 pursuant to the laws of the State of Nevada under the name Business Advantage No. 3, Inc. On March 26, 2002, Business Advantage No. 3, Inc. merged with Chineseroots.com, a Cayman Islands corporation, with Business Advantage as the surviving entity. The name was changed to Cybersia Capital Corp. on March 26, 2002.


2. We anticipate future losses which could effect our ability to operate the company.


     As of December 31, 2001 Cybersia had accumulated net losses of $3,373,259, and we anticipate incurring net losses for the foreseeable future. The extent of these losses will depend in part on our ability to enter into contracts and successfully market our services and products. We expect operating expenses to increase in the areas of marketing and advertising and as a result, we will specifically need to offer services at competitive prices if profitability is to be achieved.


3. We determined the price of our shares without a professional financial analyst, so the shares may be worth less than the offering price.

     Prior to this offering, there has been no public market for our common stock or other securities. The initial price of the public offering of our common stock has been determined solely by Cybersia and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. Among the factors considered are lack of operating history of Cybersia, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, the relative requirements, and the current market conditions in the over-the-counter market.

4. There is currently no market for our common stock which could make resale difficult.

     Currently, there is no market for our securities. There can be no assurance that an active trading market for our common stock will develop, or be sustained if developed following the closing of the offering. As a result, investors in this offering may be unable to sell their shares.



5. A large portion of our outstanding common stock is eligible for future sale, and the sudden sale of such securities could cause the trading price to drop.


     Upon completion of this offering, Cybersia will have outstanding 14,234,000, shares of common stock. Approximately 14,234,000 of which may be deemed "restricted shares." Of those, 4,000,000 may be currently elligible for resale under Rule 144 of the Securities Act of 1933. 900,000 shares of restricted stock are being registered in this registration statement by selling shareholders.

     Possible or actual sales of common stock by certain of the present stockholders under Rule 144 may, in the future, have a depressive effect on the price of the common stock in any market which may develop for such shares.

6. Our auditors have prepared our financial statements on a going concern basis.


           The independent auditors have prepared our financial statements on a going concern basis on the assumption that we will receive additional financial support. Our failure to raise additional funds could result in our failure to continue our operations.



7. Our management will have broad discretion to allocate offering proceeds and may decide to use proceeds in ways with which investors may not agree.


     Although Cybersia has generally provided for the use of the proceeds from this offering, as of the date of this prospectus, we cannot specify with certainty the amount of the net proceeds of the offering which will be allocated for each purpose. Accordingly, Cybersia's management will have broad discretion in the application of the net proceeds. Holders of Cybersia' securities may not agree with the allocation of the proceeds of this offering.


8. We will need, but may be unable to obtain, additional financing, without which, we may be forced to suspend or decrease operations.

     We anticipate that if this entire offering is sold we will have sufficient capital to meet our needs for working capital and capital expenditures for approximately 4 months. After 4 months we will need to raise additional funds through a private or public offering of securities for product development, general corporate purposes and/or marketing. There can be no assurance that additional capital will be available or available on acceptable terms. Cybersia may not be able to fund its future operations, adequately promote its procedures, develop or enhance services or respond to competitive pressures. Any such inability could force us to temporarily suspend or decrease operations.

                                 USE OF PROCEEDS

           The net proceeds that it will receive from the sale of this offering are estimated to be approximately $150,000.


We intend to apply these net proceeds as follows:







           Salaries                                            45,000
           Legal                                               30,000
           Office costs                                        15,000
           Telecommunications                                   5,000
           Operation of information systems                     5,000
           Product development                                 30,000
           Marketing                                            6,500
           Offering expenses                                   13,500
                                                             --------

           Total                                              150,000
                                                             --------

If less than the maximum amount of the offering is sold, we intend to apply the use of proceeds in the following manner:


Percentage of offering sold:            100%            75%             50%            25%
                                        ----            ---             ---            ---

Salaries                              45,000         45,000          30,000         10,000
Legal                                 20,000         20,000          20,000         10,000
Office costs                          15,000         14,000           3,500              0
Telecommunications                     5,000          5,000           3,000          1,000
Operation of information systems       5,000          5,000           5,000          3,000
Product development                   40,000         10,000               0              0
Marketing                              6,500              0               0              0
Offering expenses                     13,500         13,500          13,500         13,500
                                     -------     ----------       ---------      ---------

Total offering sold                  150,000        112,500          75,000         37,500
                                     -------        -------          ------         ------



If the offering is less than 25% sold, first priority will go to offering expenses, and remaining funds will be used to pay legal expenses and salaries, in that order.

Management retains the broad authority to alter the use of proceeds from this offering. Management is focused on completing the development of the company's products and delivering them to the market at the earliest time, so as to commence revenue generation as soon as possible. This may result in more funds being spent on product development and less on marketing. This may result in the funds being expended more quickly than originally anticipated.

DILUTION


           As of December 31, 2001, Cybersia had a net tangible book deficiency of ($47,341) or approximately $0.003 per share of common stock. Net tangible book value per share is equal to Cybersia's tangible assets less its total liabilities, divided by the number of shares of common stock outstanding on such date. After giving effect to the sale of 200,000 shares of common stock and the receipt of the estimated nets proceeds after the deduction of fees, the proforma net tangible book value as of December 31, 2001, would be $39,159.

           This represents an immediate increase in net tangible book value of $0.006 per common share to the existing shareholders, and an immediate dilution of $0.747 per share of common stock to the new investors.


           The following illustrates the per share dilution:

Assumed initial offering price is $0.75
Net tangible book value per share in the offering .....................  $ 0.75
Adjusted net tangible book value ......................................  $ .003
Dilution per share to new investors after offering ....................  $0.747
Dilution as a percentage of offering price after offering .............    99.6%


           The following table sets forth on a proforma basis as of December 31, 2001, including the offering.


                    SHARES PURCHASED   % TOTAL                      % AVERAGE   PER
                    NUMBER             CONSIDERATION     AMOUNT       PRICE    SHARE

----------------- ------------------- -------------- ------------ ----------- ---------
Existing
Shareholders(1)        14,034,000          98.6%         $2,750       1.8%       $0
----------------- ------------------- -------------- ------------ ----------- ---------

----------------- ------------------- -------------- ------------ ----------- ---------
New Investors
maximum offering          200,000           1.4%        $150,000     98.2%    $0.75
----------------- ------------------- -------------- ------------ ----------- ---------

----------------- ------------------- -------------- ------------ ----------- ---------

                         Selected Financial Information



     Set forth below is our selected financial data as of and for our fiscal years ended December 31, 2001, and 2000 and as of and for the six-month periods ended June 30, 2002 and 2001. This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.





Statements of Operations Data:
                                               June 30,                  December 31,
                                          2002           2001           2001           2000
                                          ----           ----           ----           ----

Sales revenue                        $        624    $       --      $       --     $         176
Gross profit                                  406            --              --               176
Loss from operations                     (239,446)       (836,207)     (1,014,392)     (2,109,281)
Net loss                                 (239,446)       (836,207)       (530,649)     (2,063,390)
Basic and diluted loss per share     $      (0.02)   $      (0.05)   $      (0.04)  $       (0.15)
Basic and diluted weighted average
common shares                          14,034,000      14,034,000      14,034,000      14,034,000

Balance Sheet Data:                  JUNE 30, 2002   DECEMBER 31, 2001
-------------------                  -------------   -----------------

Cash and cash equivalents            $     11,141    $     11,828
Working capital (deficit)                 (38,280)        (55,961)
Property and equipment, net                  --             8,255
Total assets                               29,416          20,448
Current liabilities                        67,746          67,789
Stockholders' equity (deficit)       $   (125,476)   $    (47,341)




                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION

           The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition for the year ended December 31, 2001 and the 6-month period ended June 30, 2002. The following discussion should be read in conjunction with the Financial Statements and related Notes appearing elsewhere in this prospectus.

OVERVIEW

           Cybersia is a company formed to engage in the business of Chinese genealogy. Genealogy is the study of family histories. Cybersia intends to initially focus on Chinese genealogy.

           On March 26, 2002, Chineseroots.com, Inc. was merged into Business Advantage No. 3, Inc. Simultaneous with the merger, the surviving entity changed its name to Cybersia Capital Corp.

           Since incorporating, we have devoted substantially all of our resources to raising our initial capitalization, negotiating the merger, negotiating agreements with libraries in China for access to their genealogical records, designing software, producing our first publication and developing our website, located at WWW.CHINESEROOTS.COM.

           In May 2000 and November 2000, we entered into agreements with Shanxi Social Science Institute Genealogy Research Centre ("SSSIGRC") and Shanghai Library, respectively, for the access to and digitization of their genealogy records to be used on our website. The SSSIGRC agreement was renewed for a 5-year term in April 2002. We have begun converting the records from SSSIGRC - refer below.


           The Shanghai Library agreement was an "in-principle" agreement providing the company with future access to the library's Chinese family tree records in order to digitize them and upload them into our database. A contract outlining the specific terms of the agreement has yet to be signed, and we cannot guarantee that an agreement with terms acceptable to us will be signed in the near future, it at all. The initial Shanghai Library contract expires in 2005 unless renewed.


           For the years ended December 31, 2001 and 2000, we had $0 and $176, respectively in revenues, incurred total costs and expenses of $1,014,392 and $2,109,457, and incurred a net loss of $534,626 and $2,051,113. For the 6-month period ended June 30, 2002, we had $624 in revenues, incurred total costs and expenses of $240,070 and incurred a net loss of $239,446.

           We expect to operate at a loss for the 12 to 15 months following the commencement of sales as we incur increasing levels of expense to support growth. We believe that an initial operating loss will not be indicative of future performance, as we are reaching the end of our product development stage and now have completed product ready for the market. We have already begun generating revenue from the sale of our first publications.

           We believe that proceeds from this offering will sustain us for the next three to four months, after which we will need to raise additional funds. Should the company be unable to raise additional funds after this time, the company's ability to continue operations on a going concern basis will be uncertain. While the company is planning to seek additional funds to sustain operations until breakeven, no such plan has yet been finalized.

RESULTS OF OPERATIONS

           Over the period from January 1, 2000, to June 30, 2002, the company has recorded steadily reducing losses.

           For the year ended December 31, 2000, operating expenses totaled $2,109,457, averaging $175,788 per month. In May 2001 the company completed the initial phase of development of its Internet website and technical operating platforms, and moved towards concentrating on product development. The significant cost-base associated with developing the company's technical infrastructure was reduced at this time. This is reflected in the difference in operating cost for the 6 months to June 30, 2001 of $836,207 (averaging $139,368 per month), and for the 6 months to December 31, 2001 of $178,185 (averaging $29,698 per month). This change accounts for the significant drop in operating expenses for the year ended 31 December 2001 to $1,014,392.

           For the years ended December 31, 2001 and December 31, 2000, no significant sales revenue was recorded. For the year ended December 31, 2001, the net loss was reduced by the forgiveness of indebtedness on the liquidation of a subsidiary which provided a gain of $482,568, resulting in a net loss of $534,626.

           For the 6-month period ended June 30, 2002, we had $624 in sales and expenses of $240,070, recording a net loss of $239,446. The income reflects sales of the company's first publication, "Basic Guide to Chinese Genealogy", which was released in May 2002. The expenditure level was substantially lower than for the corresponding period in 2001, due to the completion of the high-cost infrastructure items referred to above, and the resulting restructuring of the company's business in May 2001 that led to the liquidation of a subsidiary.

           The company's largest individual cost item is staff salaries. Due to the completion of its initial phase of development as detailed above, staff in these areas were terminated. Staff salary expense totaled $1,230,333 for the year ended December 31, 2000. For the year ended December 31, 2001, staff salary expense totaled $583,689, with the large majority of this occurring in the first half of the year.. Salaries expense for the 6 months ended June 30, 2002, totaled $63,827. The next largest individual expense item was office rent, which reduced from $189,120 for the year ended December 31, 2000, to $99,468 for the year ended December 31, 2001, due to a move to smaller premises in July 2001. Office rent for the 6 months to June 30, 2002, totaled $8,608. Research and development also reduced from $118,670 in 2000, to $51,309 in 2001, and then increased to $58,498 for the 6 months to June 30, 2002, reflecting the increased product development activity.

           We expect the overall cost levels discussed above for the 6 months to June 30, 2002, to continue in the short term, with increases over time in line with the company's continued development of product and commencement of revenue generation, particularly in areas of salary costs and marketing expenses.

           We intend to continue the conversion of Chinese genealogy files from Shanxi Social Science Institute Genealogy Research Center into formats which are compatible with our website. We intend to continue the development of our website, www.chineseroots.com, and to begin to offer a subscription service. Our plan is to use proceeds from this offering to also begin advertising and marketing our products and services to our target market, the overseas Chinese population.

           We believe that the offering proceeds will be sufficient to allow Cybersia to operate for 3-4 months, after which we will need to raise additional capital.




                                    BUSINESS

GENERAL


BUSINESS
GENERAL

           Cybersia and its subsidiary, Chineseroots Pte Ltd, a Singapore corporation, were founded to provide products and services relating to Asian genealogy. Our focus to date has been on Chinese genealogy.

           Cybersia Capital Corp. is a holding company for its wholly-owned subsidiary, Chineseroots Pte Ltd. Chineseroots Pte Ltd was incorporated on June 12, 2001 under the name Aziender Pte Ltd., and changed its name to Chineseroots Pte Ltd on March 19, 2002. Chineseroots Pte Ltd was previously a wholly-owned subsidiary of Chineseroots.com, Inc., a Cayman Islands corporation.

           On March 26, 2002, Chineseroots.com, Inc. was merged into Business Advantage No. 3 Inc., a Nevada corporation, with BA3 as the surviving entity. The merger was accounted for as a reverse acquisition, with Chineseroots.com, Inc. as the accounting acquirer. As such, the historical and current results of operations for Chineseroots.com, Inc. (together with those for BA3, which were insignificant), have been used to reflect the results and position of the surviving entity.

           In accordance with the Agreement of Merger by and between BA3 and Chineseroots, BA3 issued 10,034,000 shares to former Chineseroots shareholders, in exchange for the issued and outstanding shares of Chineseroots. Simultaneous with the merger, BA3 amended its certificate of incorporation to change its name to Cybersia Capital Corp. At the merger, the directors of BA3 resigned, and three new directors were appointed.

           Cybersia intends to combine the traditional brick and mortar business of publishing and software, with the Internet. We are using the Internet to share family history data worldwide, while providing complementary products and services. We will offer the following products and services:

     o Online subscriptions to databases of genealogical records;
     o Genealogical software, available online and via retail outlets;
     o Publications, including books and magazines;
     o Online sales of associated products and services.

           With a focus on Chinese genealogy, we launched our website, WWW.CHINESEROOTS.COM, in 1999. We have reserved the site, WWW.CHINESEKIN.COM, which we intend to develop as a family connectivity site, to assist in communication between family members. We anticipate that the Chinesekin website will operate as a community-based website, providing a forum for families to meet online and share information such as photographs, family news, events and family tree information researched via the WWW.CHINESEROOTS.COM website and stored using family tree software.

           Cybersia has contracts with SSSIGRC and Shanghai Library, collectors of Chinese family records, to allow us to view and extract information to create our database of Chinese genealogical information.

           Our initial target markets are overseas Chinese residing in Taiwan, Hong Kong , North America, Singapore and Australia, with the longer term market being mainland China. During 2001 and 2000 respectively, we spent $51,309 and $118,670, respectively, on research and development. For the six months ended June 30, 2002, we spent $58,498 on research and development.

THE MARKET FOR GENEALOGICAL PRODUCTS AND SERVICES

           The genealogical industry has been well established in the United States for several years, largely through the brand of Ancestry, a genealogy publishing house, and Banner Blue software, which produced genealogical software products. In the late 1990s, these companies were transformed into Myfamily.com, Inc., and Genealogy.com LLC, respectively. Both companies are genealogy-based businesses with large databases of historical family records and which sell subscription based services along with related products such as database CD-ROMs,genealogical software and publications.

According to the "B2B@SIA: E-VOLUTION OR E-XTENSION" June 26, 2000 study completed by Goldman Sachs, the Chinese community is the fastest growing ethnic market in the world; by 2005, Chinese will be the most popular language on the Internet. In the last 2 years, growth in Internet usage in China has averaged 200% per annum; China currently has over 20 million Internet users.

           Our initial market is the 70 million oversees Chinese living in Taiwan, Hong, North America, Singapore and Australia. The world Chinese Internet market is expected to grow over the next few years.

           Currently, there are few, if any, genealogical companies focusing on the Chinese. Cybersia believes this market segment has great potential due to the size of the world Chinese populations and historical migratory tendencies. Further, Chinese records are often difficult to trace as a result of destruction during foreign invasions, civil wars, dynastic and political changes. Cybersia expects that its database will be seen as a great resource for anyone interested in Chinese genealogy.

BUSINESS STRATEGY AND PLAN OF OPERATIONS

           Our intent is to become the premier source for information on Chinese genealogy. We intend to market our company as a provider of a large database of Chinese genealogical information, software, and other products and services.

           We intend to:

     o Educate an interested public in the use of family history techniques through the publication of books and magazines;
     o Provide user-friendly software to assist users in keeping records of their family histories;

     o Provide users with an expanding and proprietary database of historical family records dating back to the 10th century, so users can research their roots and extract data for input into their family trees;
     o Offer a range of related services, such as the naming of offspring, Chinese numerology and feng shui - topics of interest to millions of Chinese around the world.
     o    Offer information in English, Simplified Chinese and Traditional
          Chinese.

          We expect that our sources of revenue will come from:
     o    Database subscriptions;
     o    Software sales;
     o    Publications;
     o    Other sales of products and services.

Our plan of operations is centered around bringing our 3 main products to the market for sale. Our main three products are genealogy database subscriptions online, genealogy software online, and publications both online and offline. We expect that all 3 product lines will be available by the end of 2002.

We intend to attract buyers to our website by establishing relationships with some of the major Chinese Internet portal companies.

Publications are currently being distributed in Singapore and Hong Kong, and we intend to establish more distribution relationships in China, Taiwan and North America within the next few months.

In order to fully implement the business plan and achieve breakeven within the projected timeframe of 18 months, the company believes additional funding of approximately $3 million will be required. A large proportion of this funding will be required for marketing and promotion of the company's products. We intend to raise this money within the next 18 months.

We intend to seek strategic investors, to fund the company's operations. We also intend to apply for our shares to be listed on the OTC Bulletin Board once the our registration statement is approved.

PRODUCTS AND SERVICES

DATABASE SUBSCRIPTIONS - BUILDING THE CHINESE GENEALOGY DATABASE

           The largest genealogy based subscription-based website in North America, Ancestry.com, recently announced it has exceeded 700,000 subscribers, each paying an annual fee of up to $130.

           The Company is in the process of aggregating a significant number of Chinese genealogy records scattered around the world and disseminating them via its website www.chineseroots.com.

           The majority of the world's Chinese family records are located in institutions within Mainland China. Such records are difficult to access, particularly for the overseas Chinese or the mainland population outside of the major cities in China. The records are generally old and well preserved; public access is strictly controlled.

           Cybersia, through an agreement with SSSIGRC, the holder of many of the known Chinese family records, has obtained exclusive access to a significant portion of the known records for a period of 5 years. Cybersia has undertaken the task to extract essential details and compile a digitized database of valuable Chinese family records. We believe that this will be the only database of its kind and essentially the only way in which the general Chinese public will be able to research their family history.

           Under Cybersia's agreement with SSSIGRC, which specializes in collection management and research of Chinese family and historical records, SSSIGRC will conduct name extractions from its existing genealogy records, utilizing an extraction template and methodology provided by Cybersia. SSSIGRC will also digitize its genealogy records by scanning microfilmed records and converting them into image files. The records are to be stored on CD-ROM. SSSIGRC's genealogy information belongs to SSSIGRC. The extraction template and extraction and rearrangement of the genealogy information are the intellectual property of Chineseroots. For the five-year term of the agreement, Cybersia has the exclusive rights to SSSIGRC's genealogy records, and after the expiry of the agreement, Cybersia retains usage rights of the data. The agreement does not confer automatic renewal rights on either party.

           Cybersia has devised a standard template to be used for the input of information. In co-operation with SSSIGRC, contract staff are extracting standard information directly from source documents. Such documents are original family tree records contained in "titles", represented by many volumes of books, or such original information already converted to microfilm.

           The information is input into computers, transferred to CD ROM and later uploaded into the company's searchable database of family records in standard format. We are also digitizing selected records for later direct sale in CD ROM format. Computers and other equipment required for this process have been provided by the company, and the company oversees the whole process and controls the critical process of uploading information into the databases.

           We began extracting information from SSSIGRC's records in April 2002, and have begun to upload the data into our digital online network. The objective is to obtain a sufficient initial database of searchable records within a short period of time, in order for Cybersia to begin selling database subscriptions by December 2002. Over time, we intend to accelerate the building of the databases. This is a process that will continue over a period of years, and consequently there will always be new information available to search. The records are of high quality, coming largely from established family trees rather than being mere statistics from birth, death, immigration or census records as in the western industry.

           Subscribers to our online database will be able to search for records relating to their family and ancestors, using selected input criteria. The subscription model will consist of quarterly and annual memberships with additional package deals available, consisting of specific databases on CD ROM. The subscriptions will initially be priced at a low level, however, will increase in price as more data becomes available online.

           We believe that our advantage over the western genealogy companies is that our records are located mainly in China, which means extraction is significantly cheaper.

           In April 2002, Cybersia entered into a license agreement with Intellectual Reserve Inc., a Utah non-profit corporation. According to this agreement, Intellectual Reserve grants Cybersia a non-exclusive license to display Intellectual Reserve's catalogue of Chinese family histories on the WWW.CHINESEROOTS.COM website. The agreement allows visitors to the site to copy portions of this catalogue data for their personal use, and allows Cybersia to develop software to store, organize, search, or retrieve the information, provided the software developer acknowledges Intellectual Reserve's sole ownership of and intellectual property rights in the data. Cybersia may not charge a fee for access to Intellectual Reserve's catalogue. The agreement may be terminated by either party upon 60 days written notice. Cybersia has begun to upload Intellectual Reserve's Chinese catalogue to its website. Cybersia believes the presence of this extensive catalogue will enhance the attractiveness of its own database to potential subscribers, as it will help to apprise users of what information may be available in the database, without actually providing access to the detailed information itself until payment of the subscription charge is made.

           Cybersia intends to continue to establish partnerships with the world's leading institutions holding valuable Chinese genealogy records to create in-depth databases on an exclusive basis. To date, we have secured access to a majority of the known records through our exclusive partnerships with the above institutions, and are actively pursuing further such alliances.

           While Cybersia will be providing a service to users in China, the content of our website and database is not political. While Cybersia is working with Chinese institutions, we are not operating in China. Any work conducted by Chinese institutions is performed by the institutions or their agents. To the best of our knowledge, there are no government approvals required by Cybersia.

           Cybersia plans to enter into agreements with some of the larger Chinese based Internet portal companies, to increase traffic to the company's website and accelerate the number of subscribers.

GENEALOGY SOFTWARE

           We believe there is a market for Chinese genealogy software. There is little Chinese genealogy software product available, and the world's largest genealogy software company Genealogy.com is not currently marketing its product into Asia.

           Cybersia has developed its own Chinese language family tree software, and the product is now in the testing stage for release online by the end of 2002. We hired an independent contractor to develop the software. The software will have the facility to be linked to information searched and downloaded from our genealogical database website.

           Cybersia is based in Singapore and we are testing our software for release in Hong Kong, Taiwan, China, Malaysia, Australia and New Zealand.

GENEALOGY PUBLICATIONS

           We have completed the publication of our first genealogy book, "Basic Guide to Chinese Genealogy." Both an English language and a Chinese language edition have been produced.

           The book is essentially a handbook of Chinese genealogy, explaining in layman's language the "why's" and "how's" of the subject. The handbook is fairly simple and easy to understand, and sets the stage for following publications that will be more detailed and specific in their content. We expect other such publications will follow over the next two years.

           The book was written by a director and staff member of the company, Mr. Danny Boey, in his capacity as an employee of the company. All rights to the book are owned by the company and Mr. Boey has no proprietary or financial interest in the publication. Cybersia self-published the book, and is now exploring major distribution channels. A representative of the Genealogical Society of Utah (a non-profit organization funded by the Church of Jesus Christ of Latter-day Saints) provided editing resources for this first publication.

           Several agreements for distribution of the book have now been entered into and sales have commenced. For the 6-month period ended June 30, 2002, the majority of the company's sales revenue of $624 was from the sale of this book.

ONLINE SERVICES

           Cybersia's e-commerce platform has been finalized and products are being sought for posting in the company's online store. Most intended products are genealogy related, including CD-ROM's of surnames, ancestors' plaques, videos and historical and cultural information, and general gifts.

SYNERGY BETWEEN PRODUCTS

           We believe that many of the "how's" of Chinese genealogy will be answered partly by pushing readers of our publications back to our genealogy website, where they can purchase family tree software online, purchase other publications through selected retail outlets, and search our database of family records. We believe this will help to raise public awareness of our genealogy website and the various products and services available online, and will draw users to the www.chineseroots.com website.

           In this way we believe that our genealogy publications will drive traffic to our website. In addition, our website will be used to advertise our publications for sale online or through retail outlets -- thus also providing promotional information for our publishers and distributors.

COMPETITION

           Currently, the three largest genealogical organizations in North America are:

     o Myfamily.com, Inc., which, through its subsidiary, Ancestry.com, operates the largest subscription-based genealogy website in the world and publishes Ancestry magazine;

     o Genealogy.com, LLC, which markets the world's most popular genealogical software, "Family Tree Maker", in addition to offering subscriptions to a genealogical database.

     o The Genealogical Society of Utah, a non-Profit organization associated with the Church of Jesus Christ of Latter-day Saints, which has its own substantial database of family records and genealogical software.

           While Cybersia's initial market share will be small compared to its well-established and well-funded competition, its niche will be Chinese genealogy information and products, an area not focused on by its competition.

EMPLOYEES

           As of June 30, 2002, Cybersia had 4 full-time employees and several consultants on an as-needed basis. Cybersia's policy is to out-source as many back office functions as possible, including website development and maintenance, server maintenance, database development, publication design and layout, and software design and programming. This will allow the company to maintain a low overhead cost base and provides added operational flexibility. We intend to hire additional personnel upon completing this offering as the need arises.

FACILITIES

           The company's headquarters are presently based at 10 Anson Road, International Plaza #10-12, Singapore 079903, at a cost of $1,426 per month. This tenancy expires in February 2003. Steve Simpson, Cybersia's President and Chief Executive Officer, is a director of Triton Advisory Group Pte Ltd., Cybersia's landlord.

                                   MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS

           The executive officers, directors and key employees of Cybersia and their respective ages as of December 31, 2001, are as follows:

    NAME              AGE                  POSITION
    ----              ---                  --------

Steven Simpson         51                  President, Chief Executive
                                           officer, Director

Jay Newby             37                   Commercial Director, Director

Danny Boey            29                   Product Development Manager, Director


BIOGRAPHIES


STEVEN SIMPSON has been Chief Executive officer, President and director of Cybersia Capital Corp. since March 2002. He was President and Chief Executive Officer of Chineseroots.com,Inc. from January 2000 until its merger with Business Advantage No. 3, Inc. Since June 1995, Mr. Simpson has been a Principal in PT Triton Konsulton, a management-consulting company located in Jakarta, Indonesia. He was formerly a partner with Price Waterhouse Consulting in Australia and Indonesia. He is currently a director of International Antam Resources Limited, a company listed on the TSX Venture Exchange. Mr. Simpson is a graduate of the University of New South Wales where he received a Bachelor of Commerce.

JAY NEWBY has been Vice-President, Secretary and director of Cybersia Capital Corp. since March 2002. He was commercial director of Chineseroots.com, Inc. from January 2000 until its merger with Business Advantage No. 3, Inc. From July 1997 to December 1999 he was Vice-President of Finance for International Antam Resource, a gold mining company in Vancouver, British Columbia. Since June 1995, Mr. Newby has been a Senior Advisor to PT Triton Konsulton, a management-consulting firm located in Jakarta, Indonesia. He worked in the audit division of Price Waterhouse in Perth Australia from 1985 to 1989. Mr. Newby received a bachelor of Commerce from the University of Western Australia, and a postgraduate diploma in business from Curtin University.

DANNY BOEY has been a director of Cybersia Capital Corp. since March 2002. He has worked for Chineseroots since 1999 in several different capacities, including Product Development Manager, Chief Editor, and Content Editor. He continues to serve as Product Developement Manager at Cybersia. From 1998 to 1999, he was a financial planner with American International Assurance, a life insurance company, and from 1997 to 1998 he was an editor with World Scientific Publishing Co. Mr. Boey received an M.A. from National University of Singapore, and a B.A. from University of Toronto.

Pursuant to employment agreements with the company, both Mr. Simpson and Mr. Newby serve as officers of Cybersia indefinitely, but their respective employs may be terminated upon 30 days written notice. Directors serve for one year and are elected at annual shareholders meetings.



                  DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION


DIRECTORS' COMPENSATION


           Each director shall serve until Cybersia's next annual meeting. Mr. Newby and Mr. Simpson devote 80% of their time to Cybersia's business. Mr. Boey works full time at Cybersia.


           Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will not be paid a fee for their service or attendance at board meetings but may receive remuneration in the future. To date, directors have received no compensation.

CYBERSIA CAPITAL CORP. (FORMERLY CHINESEROOTS.COM, INC.)

EXECUTIVE OFFICERS' COMPENSATION


---------------------     ---------     -----------------------
Officer                   Year          Salary and allowances
---------------------     ---------     -----------------------
Steve Simpson             1999          n/a
                          2000          179,000
                          2001           93,200
---------------------     ---------     -----------------------
---------------------     ---------     -----------------------
Jay Newby                 1999          n/a
                          2000          135,000
                          2001           77,500
---------------------     ---------     -----------------------
---------------------     ---------     -----------------------
Ranjeet Sundher           1999          n/a
                          2000          131,000
                          2001          n/a
---------------------     ---------     -----------------------
---------------------     ---------     -----------------------
Danny Boey                1999          N/a
                          2000          20,000
                          2001          21,000
---------------------     ---------     -----------------------



           On January 1, 2002 Chineseroots entered into employment agreements with Steven Simpson and Jay Newby. Mr. Simpson is to serve as Chief Executive Officer and President at an annual salary of $65,000, plus bonus, and housing allowance. The agreement has no fixed term and may be terminated by either party upon one month written notice.

           Pursuant to the agreement between Chineseroots and Jay Newby, Mr. Newby is to serve as commercial director at an annual salary of $65,000 plus bonus and housing allowance. The agreement has no fixed term and may be terminated by either party upon one month written notice.

BUSINESS ADVANTAGE NO. 3, INC.


EXECUTIVE OFFICERS' COMPENSATION


---------------------     -------     ----------------------
Officer                   Year        Salary and allowances
---------------------     -------     ----------------------
Tony Vespa                1999              n/a
                          2000              0
                          2001              0
---------------------     -------     ----------------------
---------------------     -------     ----------------------
Giovanna Quercia          1999              n/a
                          2000              0
                          2001              0
---------------------     -------     ----------------------
---------------------     -------     ----------------------
Angelo Longo              1999              n/a
                          2000              0
                          2001              0
---------------------     -------     ----------------------
---------------------     -------     ----------------------
Dennis Jordan             1999              0
                          2000              n/a
                          2001              n/a
---------------------     -------     ----------------------
---------------------     -------     ----------------------
Craig Thomas              1999              0
                          2000              n/a
                          2001              n/a
---------------------     -------     ----------------------
---------------------     -------     ----------------------


                             PRINCIPAL STOCKHOLDERS

           The following table sets forth certain information known to Cybersia with respect to beneficial ownership of Cybersia's common stock as of December 31, 2001, and as adjusted for the sale of the securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

           more than 5% of the outstanding shares of our common stock; each of our officers and directors; and all of our officers and directors as a group.

           Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them.




---------------------------------- -------------------- --------------------------- ---------------------------
Names and Address                   Number of shares    Percentage of Beneficially  Percentage of Beneficially
of Beneficial Owner                 Beneficially owned  owned before offering       owned after offering
---------------------------------- -------------------- --------------------------- ---------------------------
---------------------------------- -------------------- --------------------------- ---------------------------
Jay Newby                               378,974                    2.7%                        2.7%
10 Anson Road
International Plaza #10-12
Singapore, 079903
---------------------------------- -------------------- --------------------------- ---------------------------
---------------------------------- -------------------- --------------------------- ---------------------------

Steven Simpson                        2,728,783                   19.4%                       19.2%
10 Anson Road
International Plaza #10-12
Singapore, 079903
---------------------------------- -------------------- --------------------------- ---------------------------
---------------------------------- -------------------- --------------------------- ---------------------------

Danny Boey                                    0                      0                           0
10 Anson Road
International Plaza #10-12
Singapore, 079903
---------------------------------- -------------------- --------------------------- ---------------------------
---------------------------------- -------------------- --------------------------- ---------------------------

Zonhill Ltd.                          1,372,266                    9.8%                        9.6%
Princes Building, 22nd Floor
Hong Kong
---------------------------------- -------------------- --------------------------- ---------------------------
---------------------------------- -------------------- --------------------------- ---------------------------

Chinkara Global Ventures Ltd.         1,198,701                    8.5%                        8.4%
10 Anson Road
International Plaza #10-12
Singapore, 079903
---------------------------------- -------------------- --------------------------- ---------------------------
---------------------------------- -------------------- --------------------------- ---------------------------
Malimoto Investments Ltd.             1,146,897                    8.2%                        8.1%
5/F Wing On Centre
11 Connaught Road Centre
Hong Kong
---------------------------------- -------------------- --------------------------- ---------------------------


Officers and directors as a
group (3 persons)                     3,107,757                   22.1%                       21.8%
---------------------------------- -------------------- --------------------------- ---------------------------




                            DESCRIPTION OF SECURITIES

           As of the date of this prospectus, our authorized capital stock consists of 25,000,000 number of shares of common stock, par value $.001.

COMMON STOCK


           As of December 31, 2001, there were 14,034,000 shares of common stock outstanding held of record by approximately 120 shareholders. There will be approximately 14,234,000 shares of common stock after the effect of the offering of 200,000 shares of common stock. The Board of Directors may authorize the payment of dividends on the common stock. The holders of common stock have no preemption rights.



TRANSFER AGENT

           North American Transfer Co., Freeport, New York will serve as the transfer agent for the common stock.

DETERMINATION OF OFFERING PRICE

           The offering price of the common stock has been arbitrarily determined by Cybersia. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. Among factors we considered in determining the offering price were estimates of Cybersia's business potential, our financial resources, the amount of equity and control desired to be retained by the present shareholders, the amount of dilution to public investors and the general condition of the securities markets.



                         SHARES ELIGIBLE FOR FUTURE SALE

           Prior to this offering there has been no market for Cybersia's securities. Future sales of substantial amounts of common stock or warrants in the public market could adversely affect market prices prevailing from time to time.


           Upon completion of the offering, Cybersia will have outstanding an aggregate of 14,234,000 shares of common stock. In addition to the 200,000 shares being offered in the offering, shareholders of Cybersia are registering 900,000 of common stock. Upon completion of this offering, 1,100,000 of the outstanding shares will be freely tradable without restriction or further registration under the Securities Act (except for any shares purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act). The remaining 13,134,000 shares are shares of restricted stock, as that term is defined in Rule 144 promulgated under the Securities Act. Restricted stock may be sold in public market only if registered or if it qualifies for an exemption from registration.

           In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three month period a number of shares that does not exceed the greater of: (i) one percent of the number of share of common stock then outstanding; or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Cybersia. Under Rule 144(k), a person who is not deemed to have been an Affiliate of Cybersia at any time during the 90 days preceding a sale, and who has beneficially owned the share proposed to be sold for at least two years (including the holding period of any prior owner except for an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.


                                  LEGAL MATTERS

           The validity of the securities offered hereby will be passed upon for Cybersia by its counsel, Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New York 10005.


                                     EXPERTS


           Chineseroot's balance sheet as of December 31, 2000 and 2001, and the statement of operations, stockholders' deficit, and cash flows for the years then ended, have been audited by Kempisty & Company, Certified Public Accountants, P.C. as set forth in their report thereon appearing elsewhere herein and in registration statement, and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.


                               LEGAL PROCEEDINGS

           Neither Cybersia nor its subsidiaries are party to any pending legal proceedings.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS




           Mitan Holdings Limited, a company of which Steven Simpson is a director and beneficial owner, purchased 2 convertible notes of Cybersia in the amounts of $87,196 and $20,000 on June 30, 2002 and July 31, 2002, respectively.

           Cybersia has contracts with Triton Advisory Group Pte Ltd ("Triton"), a company registered in Singapore. Steven Simpson, President and a director of Cybersia, is a director of Triton. The contracts relate to the rent of office space of $1,426 per month and equipment of $2,000 per month, for a total monthly payment of $3,426.





                                                       SELLING SECURITY HOLDERS

--------------------------- ------------------------ ------------------------ ------------------------- ------------------------
                                                     Number of shares being   Number of shares held     % of shares held after
Shareholders                Number of shares held    offered                  after offering            offering (1)
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------

Boblink, Inc.               300,000                  300,000                  0                         0%
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------

Zonhill Ltd.                1,372,266                300,000                  1,072,266                 7.5%
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------
                            300,000                  300,000                  0                         0%
Chitra Swadi
--------------------------- ------------------------ ------------------------ ------------------------- ------------------------

(1) Includes 200,000 shares being offered by Cybersia Capital Corp. The beneficial owners of Boblink, Inc. are Anthony Dupuch and Patrick Thomson. The beneficial owners of Zonhill Ltd. is VSLX Holdings Bermuda Limited.


                              PLAN OF DISTRIBUTION


Cybersia is offering the right to subscribe for 200,000 shares at $0.75 per share. Cybersia proposes to offer the shares directly in a self underwritten offering, and no compensation is to be paid to any person in connection with the offer and sale of the shares. Cybersia's officers and directors shall distribute prospectuses related to this Offering. Cybersia estimates approximately 100 to 200 prospectuses shall be distributed in such a manner. The officers and directors of Cybersia intend to distribute the prospectus to acquaintances, friends and business associates. Although the officers and directors of Cybersia, Steven Simpson, Jay Newby and Danny Boey are "associated persons" of Cybersia as that term is defined in Rule 3a4-1 under the Securities Exchange Act of 1934, they are deemed not to be brokers for the following reasons: (1) the officers and directors are not subject to a statutory disqualifications as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of Cybersia's securities; (2) they will not be compensated in connection with their participation in the sale of Cybersia's securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities; (3) none of them are an associated person of a broker or dealers at the time of his/her participation in the sale of Cybersia's securities; and (4) each associated person shall restrict his/her participation to the following activities:


          (a) preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser;

          (b) responding to inquiries of a potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

          (c) performing ministerial and clerical work involved in effecting any transaction.

As of the date of this Prospectus, no broker has been retained by Cybersia in connection with the sale of securities being offered hereby. In the event a broker who may be deemed an Underwriter is retained by Cybersia, an amendment to Cybersia's Registration Statement will be filed with the Securities and Exchange Commission.

Neither Cybersia nor anyone acting on its behalf including Cybersia's shareholders, officers, directors, promoters, affiliates or associates will approach a market maker or take any steps to request or encourage a market in these securities either prior or subsequent to an acquisition of any business opportunity. There have been no preliminary discussions or understandings between Cybersia (or anyone acting on its behalf) and any market maker regarding the participation of any such market maker in the future trading market (if any) for Cybersia's securities, nor does Cybersia have any plans to engage in such discussions. Cybersia does not intend to use consultants to obtain market makes. No member of management, promoter or anyone acting at their direction will recommend, encourage or advise investors to open brokerage accounts with any broker-dealer that is obtained to make a market in the shares subsequent to the acquisition of any business opportunity. Cybersia's investors shall make their own decisions regarding whether to hold or sell their shares. Cybersia shall not exercise any influence over investors' decisions.

METHOD OF SUBSCRIBING


Persons may subscribe by filling in and signing the subscription agreement and delivering it, prior to the expiration date, to Cybersia. The subscription price of $0.75 per share must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to the order of Cybersia. This offering is being made by Cybersia in a self underwritten offering.


Cybersia's officers, directors, current shareholders and any of their affiliates or associates may purchase a portion of the shares offered in this offering. The aggregate number of shares which may be purchased by such persons shall not exceed 20% of the number of shares sold in this offering. Shares purchased by Cybersia's officers, directors and principal shareholders will be acquired for investment purposes and not with a view towards distribution.


                             ADDITIONAL INFORMATION

           Cybersia has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the common stock offered hereby as well as common stocks held by shareholders. This prospectus omits certain information contained in the registration statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to Cybersia and the securities, reference is hereby made to the Registration Statement and such exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Registration Statement. The address of the SEC's World Wide Web site is http://www.sec.gov.

           Statements contained in this prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified is all respect by such reference.

           We are not currently a reporting company under the Securities and Exchange act of 1934, and therefore we have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering we intend to register under the Securities Act, and will be required to furnish to our securityholders annual reports containing audited reports containing audited financial statements reported on by independent auditors, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                             CYBERSIA CAPITAL CORP.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                          (and for the six months ended
                           June 30, 2002 - Unaudited)


                                      INDEX



                                                                         PAGE

INDEPENDENT AUDITORS' REPORT                                              F2

CONSOLIDATED BALANCE SHEETS                                               F3

CONSOLIDATED STATEMENTS OF OPERATIONS                                     F4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT               F5

CONSOLIDATED STATEMENTS OF CASH FLOWS                                     F6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                F7-F13

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
--------------------------------------------------------------------------------
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 -
                                                              FAX (212) 513-1930



                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Cybersia Capital Corp.

        We have audited the accompanying consolidated balance sheet of Cybersia Capital Corp, (the Company) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 2001 and December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cybersia Capital Corp, as of December 31, 2001 and the results of its' operations and cash flows for the years ended December 31, 2001 and December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Kempisty & Company
Certified Public Accountants PC
New York, New York
August 22, 2002


                                       F2




                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS



                                                                            June 30,      December 31,
         ASSETS                                                               2002           2001
                                                                              ----           ----
                                                                          (unaudited)
Current Assets
Cash and cash equivalent                                                    $    11,141    $    11,828
Accounts receivable                                                                 471           --
Inventory (Note 3)                                                               17,854           --
                                                                            -----------    -----------
  Total Current Assets                                                           29,466         11,828

Equipment less accumulated depreciation of $4,915 at
  December 31, 2001 (Note 5)                                                       --            8,255
Prepaid expenses                                                                   --              365
                                                                            -----------    -----------

     TOTAL ASSETS                                                           $    29,466    $    20,448
                                                                            ===========    ===========

                        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses                                       $    67,718    $    67,789
Deferred sales                                                                       28           --
                                                                            -----------    -----------
  Total Current Liabilities                                                      67,746         67,789

Convertible Note Payable (Note 6)                                                87,196           --
                                                                            -----------    -----------

     TOTAL LIABILITIES                                                          154,942         67,789

Commitments (Note 7)

Stockholders' equity
  Common stock, $.001 par value, 25,000,000 shares authorized, 14,034,000 issued and outstanding at June 30, 2002 and
    December 31, 2001                                                            14,034         14,034
  Paid-in capital                                                             3,521,153      3,311,884
  Unamortized note discount                                                     (47,958)          --
  Deficit                                                                    (3,612,705)    (3,373,259)
                                                                            -----------    -----------

    Total Stockholder's Deficit                                                (125,476)       (47,341)
                                                                            -----------    -----------

                     TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT            $    29,466    $    20,448
                                                                            ===========    ===========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       F3




                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                                                            For the period
                                                                                                             May 12, 1999
                                                                                                               (Date of
                                                      June 30,                       December 31,            inception) to
                                                2002           2001             2001             2000        June 30, 2002
                                                ----           ----             ----             ----
                                            (unaudited)     (unaudited)                                      (unaudited)

Revenues                                    $        624    $       --      $       --      $        176    $        800

Cost of goods sold                                   218            --              --              --               218
                                            ------------    ------------    ------------    ------------    ------------

     Gross profit                                    406            --              --               176             582

Expenses
  Selling, general and administrative            181,354         776,872         963,083       1,990,787       3,915,798
  Research and development                        58,498          59,335          51,309         118,670         228,477
                                            ------------    ------------    ------------    ------------    ------------
                                                 239,852         836,207       1,014,392       2,109,457       4,144,275

     Loss from operations                       (239,446)       (836,207)     (1,014,392)     (2,109,281)     (4,143,693)

  Other income
    Interest                                        --             1,175           1,175          45,891          48,420
    Forgiveness of indebtedness from
      liquidation of subsidiary                     --            66,212         482,568            --           482,568
                                            ------------    ------------    ------------    ------------    ------------

     Loss before income tax                     (239,446)       (768,820)       (530,649)     (2,063,390)     (3,612,705)

  Income taxes                                      --              --              --              --              --
                                            ------------    ------------    ------------    ------------    ------------

     Net loss before comprehensive income       (239,446)       (768,820)       (530,649)     (2,063,390)     (3,612,705)

  Comprehensive income                              --            (3,977)         (3,977)         12,277            --
                                            ------------    ------------    ------------    ------------    ------------

Net loss                                    $   (239,446)   $   (772,797)   $   (534,626)   $ (2,051,113)   $ (3,612,705)
                                            ============    ============    ============    ============    ============

Weighted outstanding common stock             14,034,000      14,034,000      14,034,000      14,034,000      14,034,000
                                            ============    ============    ============    ============    ============

Basic and diluted earnings per share        $      (0.02)   $      (0.05)   $      (0.04)   $      (0.15)   $      (0.26)
                                            ============    ============    ============    ============    ============



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


                                       F4





                              CYBERSIA CAPITAL CORP
                          (A Development Stage Company)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                             PERIOD MAY 12, 1999 (DATE OF INCEPTION) TO DECEMBER
                       31, 1999, YEARS ENDED DECEMBER 31, 2000 AND 2001 and the
                       Six Months Ended June 30, 2002

                                                           Additional   Unamortized
                                    Common Stock            Paid-in        Note       Comprehensive
                                Shares        Amount        Capital      Discount         Income       Deficit         Total
                             -----------   ------------  -----------   -----------    ------------   ------------   -----------
Balances at
  May 12, 1999 (Date of
    Inception)                14,034,000   $    14,034   $   472,684   $      --      $      --      $      --      $   486,718

Net loss for period                 --            --            --            --             --         (779,220)      (779,220)

Comprehensive income                --            --            --            --           (8,300)          --           (8,300)
                             -----------   -----------   -----------   -----------    -----------    -----------    -----------

Balances at
  December 31, 1999           14,034,000        14,034       472,684          --           (8,300)      (779,220)      (300,802)

Contribution of Subsidiary          --            --       2,532,951          --             --             --        2,532,951

Net loss for year                   --            --            --            --             --       (2,063,390)    (2,063,390)

Comprehensive income                --            --            --            --           12,277           --           12,277
                             -----------   -----------   -----------   -----------    -----------    -----------    -----------

Balances at
  December 31, 2000           14,034,000        14,034     3,005,635          --            3,977     (2,842,610)       181,036

Related party forgiveness
  of debt                           --            --         306,249          --             --             --          306,249

Net loss for year                   --            --            --            --             --         (530,649)      (530,649)

Comprehensive income                --            --            --            --           (3,977)          --           (3,977)
                             -----------   -----------   -----------   -----------    -----------    -----------    -----------

Balances at
  December 31, 2001           14,034,000        14,034     3,311,884          --             --       (3,373,259)       (47,341)

Related party forgiveness
  of debt                           --            --         161,311          --             --             --          161,311

Unamortized note
  discount                          --            --          47,958       (47,958)          --             --             --

Net loss for period                 --            --            --            --             --         (239,446)      (239,446)
                             -----------   -----------   -----------   -----------    -----------    -----------    -----------

Balances at
  June 30, 2002               14,034,000   $    14,034   $ 3,521,153   $   (47,958)   $      --      $(3,612,705)   $  (125,476)
                             ===========   ===========   ===========   ===========    ===========    ===========    ===========





   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       F5



                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                                   For the period
                                                                                                                    May 12, 1999
                                                                                                                      (Date of
                                                         June 30,                                     December 31   inception) to
                                                           2002            2001            2001          2000       June 30, 2002
                                                           ----            ----            ----          ----       -------------
    CASH FLOWS FROM OPERATING ACTIVITIES:               (unaudited)     (unaudited)                                  (unaudited)

    Net loss                                            $  (239,446)   $  (768,820)   $  (530,649)   $(2,063,390)   $(3,612,705)
    Adjustments to reconcile net loss to net cash
               used by operating activities
      Gain on forgiveness                                      --          (66,212)      (482,568)          --         (482,568)
      Depreciation                                             --           25,071         28,420         65,455        135,698
      Operating expenses                                    125,305        455,135        482,568        862,708      2,400,172
      Loss on disposal of equipment                           8,255        125,320        125,320            996        134,571
    Changes in operating assets and liabilities:
      Increase (decrease) in accounts receivable                471            (79)          (176)           176            471
      Increase (decrease) in due from related parties          --             --           27,105        220,677           --
      Increase (decrease) in other receivables                 --          (11,177)       (11,177)       (21,966)          --
      Increase (decrease) in prepaid expenses                  (365)       (10,900)       (12,021)         5,715           --
      Increase (decrease) in security deposits                 --          (92,858)       (92,858)        74,057           --
      Increase (decrease) in inventory                       17,854           --             --             --           17,854
      (Increase) decrease in accounts payable
          and accrued expenses                                   43         34,367        179,891        (38,771)       (67,746)
      (Increase) decrease in due to related parties            --          199,601        184,263       (184,263)          --
                                                        -----------    -----------    -----------    -----------    -----------
              Total adjustments                             151,563        658,268        428,767        984,784      2,138,452
    NET CASH USED BY OPERATING ACTIVITIES                   (87,883)      (110,552)      (101,882)    (1,078,606)    (1,474,253)

    CASH FLOWS FROM FINANCING ACTIVITIES:
      Sale of common stock                                     --             --             --             --          486,718
      Contribution of net current assets from
          subsidiary                                           --             --             --        1,185,648      1,185,648
      Issuance of convertible note                           87,196           --             --             --           87,196
                                                        -----------    -----------    -----------    -----------    -----------
    CASH PROVIDED BY FINANCING ACTIVITIES                    87,196           --             --        1,185,648      1,759,562

    CASH FLOWS FROM INVESTING ACTIVITIES:
      Contribution of fixed assets from subsidiary             --             --             --         (137,933)      (137,933)
      Acquired fixed assets                                    --           (1,285)        (1,285)          (147)      (153,255)
      Proceeds from sale of equipment                          --           14,990         14,990          2,030         17,020
                                                        -----------    -----------    -----------    -----------    -----------
    CASH USED BY INVESTING ACTIVITIES                          --           13,705         13,705       (136,050)      (274,168)
                                                        -----------    -----------    -----------    -----------    -----------

    NET INCREASE (DECREASE) IN CASH                            (687)       (96,847)       (88,177)       (29,008)        11,141

    CASH
      Beginning of year                                      11,828        100,005        100,005        129,013           --
                                                        -----------    -----------    -----------    -----------    -----------

      End of year                                       $    11,141    $     3,158    $    11,828    $   100,005    $    11,141
                                                        ===========    ===========    ===========    ===========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                       F6

                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Amounts and Disclosures at and for the Six Months
                   Ended June 30, 2002 and 2001 Are Unaudited)


NOTE 1- DESCRIPTION OF BUSINESS

        Cybersia Capital Corp. (the "Company") ("Cybersia") was incorporated in the state of Nevada on October 25, 1997 under the name Business Advantage No. 3, Inc. On March 26, 2002 Business Advantage No. 3, Inc. merged with Chineseroots.com, Inc., a Cayman Islands corporation with Business Advantage No.3, Inc. as the surviving entity and the name was changed to Cybersia Capital Corp.

        For accounting purposes, the acquisition has been treated as an acquisition of Cybersia by Chineseroots.com, Inc. and as a recapitalization of Chineseroots.com, Inc. The historical financial statements presented are those of Chineseroots.com, Inc. giving effect to the acquisition as if the acquisition took place on May 12, 1999, the date of its formation.

        Cybersia and its subsidiary were founded to provide products and services relating to Asian geneology, with its focus to date on Chinese geneology.

        The Company is currently in the development stage and is in the process of raising additional capital.


NOTE 2- SIGNIFICANT ACCOUNTING POLICIES

     a. PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of Cybersia Capital Corp. and its 100% owned subsidiary Chineseroots Pte, Ltd. All significant intercompany accounts and transactions are eliminated in consolidation.



     b. USE OF ESTIMATES

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.





                                       F7

                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Amounts and Disclosures at and for the Six Months
                   Ended June 30, 2002 and 2001 Are Unaudited)


NOTE 2- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     c. CASH AND CASH EQUIVALENTS

        The Company generally classifies as cash equivalents all highly liquid instruments with a maturity of three months or less at the time of purchase.


     d. INVENTORIES

        Inventories are stated at the lower of cost (first-in, first-out) or fair value.

     e. PROPERTY, PLANT AND EQUIPMENT

        Property and equipment are stated at cost less accumulated depreciation and are depreciated over their estimated useful lives on a straight-line basis of five to seven years.



     f. PRODUCT REVENUES

        Product revenues are recognized upon shipment of inventory to the customer. The Company's product revenues to date have been from sales of its Chinese Geneology Book.



     g. RESEARCH AND DEVELOPMENT COSTS

        Research and development costs are charged to operations as incurred.

     h. INCOME TAXES

        The Company previously adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", (SFAS No. 109") which requires the asset and liability method of accounting for income taxes. Enacted statutory tax rates are applied to temporary differences arising from the differences in financial statement carrying amounts and the tax basis of existing assets and liabilities. Due to the uncertainty of the realization of income tax benefits, (Note 8), the adoption of SFAS 109 had no effect on the financial statements of the Company.










                                       F8

                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Amounts and Disclosures at and for the Six Months
                   Ended June 30, 2002 and 2001 Are Unaudited)


NOTE 2- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     i. TRANSLATION OF FOREIGN CURRENCIES

        Asset and liability accounts are translated into U.S. dollars using exchange rates in effect at the date of the consolidated balance sheet. Revenue and expense accounts are translated at average monthly exchange rates. Translation adjustments are reflected as a component of shareholders' equity.

     j. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company's cash represents a financial instrument as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of this financial instrument is a reasonable approximation of fair value, due to its current maturity.

     k. EARNINGS (LOSS) PER COMMON SHARE

        The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings Per Share"' which requires the reporting of both basic and diluted earnings per share. Net income (loss) per share-basic is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable under conversion of convertible debt and stock warrants are excluded from computations as their effect is antidilutive.

     l. COMPREHENSIVE INCOME

        The Company reports comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires an entity to report comprehensive income and its components and increases financial reporting disclosures.

        Comprehensive income is the total of (1) net income plus (2) all other changes in net assets arising from non-owner sources. The Company has presented a statement of operations that includes other comprehensive income.







                                       F9

                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Amounts and Disclosures at and for the Six Months
                   Ended June 30, 2002 and 2001 Are Unaudited)


NOTE 2- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     m. INTERIM REPORTING

        The accompanying financial information as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 are unaudited and, in the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. Operating results for any interim period are not necessarily indicative of the results for any other interim period or for an entire year.


NOTE 3- INVENTORY

        Inventory consisted of the following:


                                         June 30,       December 31,
                                           2002            2001
                                           ----            ----

        Geneology books            $      17,854       $          -
                                   =============       ============


NOTE 4- GOING CONCERN

        The Company is currently a development stage company and its continued existence is dependent upon the Company's ability to resolve its liquidity problems, principally by obtaining additional debt financing and/or equity capital. The Company has yet to generate a sufficient internal cash flow, and until the sales of its product become material the Company is totally dependent upon the debt and equity funding.


        As a result of these factors, there exists substantial doubt about the Company's ability to continue as a going concern. However, management of the Company is continually negotiating with various outside entities for additional funding necessary to continue operations. To date, management has been able to raise the necessary capital to reach this stage in its development and has been able to fund any capital requirements. However, there is no assurance that the Company will achieve a profitable level of operations once the development of its database and software are completed.






                                       F10

                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Amounts and Disclosures at and for the Six Months
                   Ended June 30, 2002 and 2001 Are Unaudited)


NOTE 5- PROPERTY AND EQUIPMENT

        The following is a summary of property and equipment, less accumulated depreciation:

                                                       June 30,    December 31,
                                                         2002          2001
                                                         ----          ----

        Office furniture and equipment                 $   --        $ 13,170
        Less accumulated depreciation                      --          (4,915)
                                                       ----------    --------
                                                       $   --        $  8,255
                                                       ==========    ========

NOTE 6- CONVERTIBLE NOTE PAYABLE

        Convertible notes consisted of the following:
                                                       June 30,     December 31,
                                                         2002          2001
                                                         ----          ----

        Convertible note payable to related party      $ 87,196     $    --
                                                       =========    ==========

        On June 30, 2002 the Company issued an 8% $87,196 face value convertible note to Mitan Holdings Ltd, a company beneficially owned by Cybersia's president. The note is due on September 30, 2003 and is convertible into common stock of the Company at fifty cents ($0.50) per share. Additionally, the interest due on the note is convertible under the same terms as the principal. The beneficial conversion feature of the note and interest has been recorded as unamortized note discount and will be amortized over the life of the note or fifteen months.













                                       F11

                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Amounts and Disclosures at and for the Six Months
                   Ended June 30, 2002 and 2001 Are Unaudited)


NOTE 7- COMMITMENTS

        LEASES

        The Company has a one year lease for office space and equipment expiring in August 2002 with a Company controlled by its President. Rent expense for the six months ended June 30, 2002 and the year ended December 31, 2001 was $20,608 and $109,468, respectively.




        Rent payments under operating leases are as follows:
                                                                Year Ending
                                                                December 31,
                                                                ------------
        Minimum rentals                             2002         $    20,949
                                                                 ===========

NOTE 8- INCOME TAXES

        No provision for income taxes has been recorded in the accompanying financial statements as a result of the Company's net operating losses. The Company has no tax loss carryforwards at December 31, 2001



NOTE 9- MERGER

        On March 26, 2002 Business Advantage No.3, Inc. ("BA3") issued 10,034,000 common shares for all of the outstanding shares of Chineseroots.com, Inc. The transaction was accounted for as a reverse merger in accordance with Accounting Principles Board #16, wherein the shareholders of Chineseroots.com, Inc. retained the majority of the outstanding stock of BA3 after the merger.


        As part of the transaction, the certificate of incorporation of BA3 was amended to change its name to Cybersia Capital Corp.












                                       F12

                             CYBERSIA CAPITAL CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (Amounts and Disclosures at and for the Six Months
                   Ended June 30, 2002 and 2001 Are Unaudited)


NOTE 10- RELATED PARTY TRANSACTIONS

        The Company leases office space and equipment from a company controlled by Cybersia's president.

        The Company has issued an $87,196 face value 8% convertible note due September 30, 2003 to a company beneficially owned by Cybersia's president. The note contains a beneficial conversion feature.



NOTE 11- SUBSEQUENT EVENTS

        On July 31, 2002 the Company issued a $20,000 face value 8% convertible note due September 30, 2003 to Mitan Holdings Ltd., a company owned by Cybersia's president. The note and accrued interest are convertible into common stock of Cybersia at fifty cents ($0.50) per share.

        During August 2002 Mitan Holdings Ltd. Advanced the Company $15,000 for working capital.

        During August 2002 the Company renewed its office and equipment lease for an additional year with a company controlled by Cybersia's president.










                                       F13

                     DEALER PROSPECTUS DELIVERY OBLIGATION

           Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.






PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.     Indemnification of Directors and Officers

Section 757 of the Nevada Revised Statutes for Domestic and Foreign Corporations, provides for the indemnification of Cybersia's officers, directors and corporate employees and agents under certain circumstances as follows:

           INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; ADVANCEMENT OF EXPENSES. - (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

           (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

           (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

           (4) Any indemnification under subsections (1) and (2) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) and (2) of this section. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders or (d) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion.

           (5) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

           (6) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

           Section 752.1 of the statute reads as follows: "A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section."

If a claim under the above paragraph is not paid in full by Cybersia within 30 days after a written claim has been received by Cybersia, the claimant may at anytime thereafter bring suit against Cybersia to recover the unpaid amount of the claim. If the claimant is successful, it is entitled to be paid the expense of prosecuting such claim, as well.

Cybersia will, to the fullest extend permitted by Section 757 of the Nevada Revised Statutes for Domestic and Foreign Corporations, indemnify any and all persons whom it has the power to indemnify against any and all of the expense, liabilities and loss, and this indemnification shall not be deemed exclusive of any other rights to which the indemnities may be entitled under any By-law, agreement, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

Cybersia may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of Cybersia against any such expense, liability or loss, whether or not Cybersia would have the power to indemnify such person against such expense, liability or loss under the Nevada statute.


Item 25.  Expenses of Issuance and Distribution

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:



          Securities and Exchange Commission
          Registration Fee..............................$    37.50
          Legal Fees....................................$50,000.00
          Accounting Fees...............................$ 2,000.00
          Printing and Engraving....................... $ 4,000.00
          Blue Sky Qualification Fees and Expenses......$ 3,000.00
          Miscellaneous.................................$ 2,112.50
          Transfer Agent Fee............................$ 2,000.00


TOTAL...................................................$63,150.00


Item 26.  Recent Sales of Unregistered Securities


           On October 21, 1999, Cybersia (then, Business Advantage No. 3, Inc.) in reliance upon Section 4(2) of the Securities Act of 1933, issued a total of 1,000,000 shares to 28 people for $.0275 per share for a total of 2,750. Of the 1,000,000 share issued, 50,000 were issued to 27 unaffiliated shareholders. The company's stock was forward split four for one (4:1) on March 7, 2002. On March 26, 2002, Business Advantage No. 3, Inc. consummated a merger with Chineseroots.com, Inc. As part of the merger, in which Business Advantage was the surviving entity, Business Advantage issued 10,034,000 shares to former Chineseroots shareholders. No cash was involved in this transaction, it was a stock for stock transaction. The company relied the exemption from registration contained in Section 4(2) of the Securities Act of 1933 for this transaction.

           Chineseroots.com Inc. was incorporated on May 12, 2000 and issued two shares to two separate persons. Those shares were purchased by Cybersia, Inc., which then became the parent company of Chineseroots. No other shares were issued by Chineseroots.

           On June 30, 2002 and July 31, 2002, Cybersia issued convertible notes for $87,196 and $20,000 respectively. Both notes are convertible, at the option of the holder, on or before 30 September 2003, into Cybersia stock at a conversion price of $0.50 per share. The number of shares (excluding shares issued for accrued interest) to be issued upon conversion of both notes is 214,392. If not converted into Cybersia stock prior to September 30, 2003, a total of $107,196 plus interest must be repaid by the company. Both notes carry an interest rate of 8%. Both notes are held by Mitan Holdings Limited, a company of which Mr. Steve Simpson, the company's President and Chief Executive Officer is a director and beneficial owner. The notes are unsecured and the holder has no voting or other shareholder rights in the company.

           Holders of common stock are entitled to one vote.

Item 27.

EXHIBITS

 2.0    Merger Agreement**

 3.1    Certificate of Incorporation.**

 3.1a   Amendment to the Certificate of Incorporation**

 3.2    By-Laws.**

 4.1    Specimen Certificate of Common Stock.**

 5.0    Opinion of Counsel.

23.0    Accountant's Consent to Use Opinion.

23.1    Counsel's Consent to Use Opinion.*

99.0    Agreements between Cybersia and Shanghai Library

99.2    Agreement between Cybersia and Shanxi Genealogy Center

*  contained in Opinion of Counsel, Exhibit 5.0.
** filed with original registration statement in Form SB-2.

Item 28.

UNDERTAKINGS

     The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on September 9, 2002.


                        CYBERSIA CAPITAL CORP.


                        BY: /s/ STEVEN SIMPSON
                            ------------------
                        Steven Simpson, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


/S/ STEVEN SIMPSON                           Dated     September 9, 2002
------------------
Steven Simpson,
Chief Executive Officer,
President, Director


/S/ JAY NEWBY                                Dated     September 9, 2002
-------------
Jay Newby,
Vice-President,
Principal Financial Officer,
Secretary, Director


/S/ DANNY BOEY                               Dated     September 9, 2002
--------------
Danny Boey
Director